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                                                                     EXHIBIT 3.1

                         CERTIFICATE OF DESIGNATIONS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                             SEATTLE GENETICS, INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                SEATTLE GENETICS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that pursuant to the authority contained in Article IV(B) of its Fourth Amended and Restated Certificate of Incorporation, and in accordance with the provisions of Section 151 of the Delaware General Corporation Law, the following resolution was duly adopted by the Board of Directors of the Corporation at a meeting duly called and held on [______] [__], 2003.

                RESOLVED, that a series of the class of authorized preferred stock, $0.001 par value per share, of the Corporation is hereby created and that the designations, powers, preferences and relative, participating optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are hereby fixed as follows:

                                    ARTICLE I

                        NUMBER OF SHARES AND DESIGNATIONS

                1,640,000 shares of the Corporation's preferred stock, $0.001 par value per share, are hereby designated Series A Convertible Preferred Stock (the "Series A Preferred Stock").

                                   ARTICLE II

                                   DEFINITIONS

                As used herein, the following capitalized terms have the following meanings:

                "Business Day" means any day other than a Saturday, Sunday or a day on which all United States securities exchanges on which the Common Stock issued by the Corporation are listed, are authorized or required to be closed.

                "By-laws" means the By-laws of the Corporation, as amended and in effect from time to time.

                "Calculation Certificate" has the meaning ascribed to it in
Article V(B)(1).

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                "Cash Amount" means the aggregate cash portion of the Series A
Preferred Liquidation Preference actually to be received by the holders of Series A Preferred Stock as a result of a Sale of the Corporation.

                "Certificate of Designations" means this certificate of designations, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions filed by the Corporation with respect to the Series A Preferred Stock.

                "Certificate of Incorporation" means the Fourth Amended and Restated Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

                "Common Stock" means the Corporation's common stock, par value $0.001 per share.

                "Corporation Conversion Date" has the meaning ascribed to it in
Article V(B)(1).

                "Fair Market Value Per Share" means, for a share of Common Stock, as of any date of determination:

                (a) if such share of Common Stock is Publicly Traded as of the date of determination, the price determined by computing the average of the VWAP, over a period consisting of the most recent four (4) Trading Days occurring on or prior to the date of determination (but excluding any trades or quotations that are not bona fide, arm's length transactions); and

                (b) if the Common Stock is not Publicly Traded as of the date of determination, the Board will present to the stockholder a written good faith estimate of the fair market value of such shares of Common Stock. Such estimate shall be deemed to be the fair market value of such shares of Common Stock unless the stockholder shall deliver a written objection to such estimate to the Corporation within ten (10) Business Days of receipt of such estimate, which notice shall set forth the stockholder's good faith estimate of the fair market value of such shares of Common Stock. If the Corporation receives such an objection notice from the stockholder, the Corporation and the stockholder shall attempt in good faith to agree upon the fair market value of such shares of Common Stock; provided, however, that if no resolution is reached within ten
(10) Business Days of the Corporation's receipt of such objection notice, the Corporation shall engage a nationally recognized investment bank (which investment bank shall be reasonably acceptable to the Requisite Series A Preferred Holders) experienced in the valuation of business securities to determine the fair market value of such shares of Common Stock, and the written determination of such investment bank shall be deemed to be the fair market value of such shares of Common Stock. The parties hereto agree that for purposes of any such appraisal, the value of such shares of Common Stock shall not be discounted to reflect (i) the lack of a public trading market in such shares of Common Stock or (ii) if applicable, that the amount of Common Stock in question represents a minority equity interest in the Corporation. The fees and expenses of an investment bank engaged pursuant to this provision shall be borne equally by the Corporation, on the one hand, and the stockholder, on the other hand; provided, however, that if the Corporation's calculation of the fair market value of such Common Stock is within 20% of the investment bank's determination and that of the stockholder is not, then such fees and expenses of the investment bank shall be borne entirely

                                       -2-

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by the stockholder; provided, further, that if the stockholder's calculation of the fair market value of such Common Stock is within 20% of the investment bank's determination and that of the Corporation is not, then such fees and expenses of the investment bank shall be borne entirely by the Corporation. For purposes of this provision, the fair market value of such Common Stock shall be determined as of the date such payment is made.

                "Governmental Authority" means any domestic or foreign government or political subdivision thereof, whether on a Federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

                "Guaranty" means any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to purchase or otherwise pay for merchandise, materials, supplies, services or other property under an arrangement which provides that payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered, or (iv) to maintain the working capital, equity capital or other financial statement condition of any primary obligor, provided, however, that the term Guaranty shall not include endorsement of instruments for deposit and collection in the ordinary course of business.

                "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by (or which customarily would be evidenced by) bonds, debentures, notes or similar instruments, (c) all reimbursement obligations of such Person with respect to letters of credit and similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that the "deferred purchase price" in connection with any purchase of property or assets shall include only that portion of the purchase price which shall be deferred beyond the date on which the purchase is actually consummated), (f) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all obligations of such Person under forward sales, futures, options and other similar hedging arrangements (including interest rate hedging or protection agreements), (h) all obligations of such Person to purchase or otherwise pay for merchandise, materials, supplies, services or other property under an arrangement which provides that payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered, (i) all

                                       -3-

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Guaranties by such Person of obligations of others and (j) all capitalized lease obligations of such Person; provided that, with respect to the Corporation, Indebtedness shall not include any obligations under the Corporation's operating lease for office and laboratory space.

                "Investor Rights Agreement" means the Investor Rights Agreement dated on or about the date hereof among the Corporation and the stockholders named therein, as amended from time to time.

                "Lien" means any security interest, lien, pledge, claim, charge, escrow, encumbrance, option, right of first offer, right of first refusal, preemptive right, mortgage, indenture, security agreement or other similar agreement, arrangement, contract, commitment, understanding or obligation, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

                "Liquidation" means (i) any voluntary liquidation, dissolution or winding up of the affairs of the Corporation or (ii) any Sale of the Corporation.

                "New Preferred Securities" means, in the case of a Sale of the Corporation, preferred stock of the surviving or resulting corporation or acquirer, as the case may be, having terms substantially similar to the Series A Preferred Stock (and reasonably acceptable to the Requisite Series A Preferred Holders in light of the circumstances then prevailing at the time such preferred stock is issued), with respect to voting rights (including, without limitation, protective covenants), board representation, seniority, liquidation preference (with the aggregate liquidation preference thereof being equal to the Outstanding Aggregate Cost minus the Cash Amount), and conversion features, provided that the New Preferred Securities shall convert into a number of securities of the surviving or resulting corporation or acquirer, as the case may be, issued to the stockholders of the Corporation as part or all of the consideration payable with respect to such Sale of the Corporation, having an aggregate value on the date on which the Sale of the Corporation is consummated equal to the aggregate Series A Preferred Liquidation Preference with respect to the outstanding shares of Series A Preferred Stock minus the Cash Amount.

                "Offered Securities" has the meaning ascribed to it in Article V(B)(4)(i).

                "Original Cost" means, with respect to any share of Series A Preferred Stock, as of any particular date, the amount originally paid for such share when it was originally issued. In the event of any change (by way of any recapitalization, subdivision or recombination) in the number or kind of shares of Series A Preferred Stock, the Original Cost immediately prior to such change shall be ratably adjusted.

                "Original Issuance Date" means with respect to a share of Series A Preferred Stock, the date on which such share of Series A Preferred Stock was first issued.

                "Outstanding Aggregate Cost" means an amount equal to (x) the Original Cost multiplied by (y) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to such Liquidation.

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                "Person" shall be construed as broadly as possible and shall include without limitation an individual or natural person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

                "Preferred Directors" has the meaning ascribed to it in Article III(A)(3)(a).

                "Publicly Traded" means, with respect to the Common Stock, that such Common Stock is (a) listed on a domestic securities exchange, (b) quoted on the Nasdaq National Market or the Nasdaq Small-Cap Market, (c) traded in the domestic OTC Bulletin Board Market and its successor the Bulletin Board Exchange, which trades are reported through systems maintained by the National Association of Securities Dealers, Inc. or (d) traded in the domestic over-the-counter "pink sheet" market, which trades are reported by the National Quotation Bureau, Incorporated.

                "Requisite Series A Preferred Holders" means those stockholders of the Corporation who hold in the aggregate at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series A Preferred Stock held by all stockholders at the time of determination.

                "Sale of the Corporation" means (i) the sale (in one or a series of related transactions) of all or substantially all of the Corporation's assets to a Person or a group of Persons acting in concert (including, without limitation, the sale of a division of the Corporation or such assets of the Corporation that would materially change the nature or composition of the Corporation's business lines); provided that a Sale of the Corporation shall not include any sale, lease or disposition not effected voluntarily by the Corporation (including, without limitation, actions taken in response to a contractual obligation or court order), (ii) the sale or transfer (in one or a series of related transactions) of capital stock of the Corporation, to one Person or a group of Persons acting in concert effected by the Corporation with the approval of the Board of Directors of the Corporation, or (iii) the merger or consolidation of the Corporation with or into another Person that is not a wholly-owned subsidiary of the Corporation effected by the Corporation with the approval of the Board of Directors of the Corporation, in each case in clauses
(ii) and (iii) above under circumstances in which the holders of a majority in voting power of the outstanding capital stock (assuming the conversion of all convertible Securities, if any) of the Corporation immediately prior to such transaction own less than a majority in voting power of the outstanding capital stock (assuming the conversion of all convertible Securities, if any) of the Corporation, or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction; provided, however, that a debt or equity financing where (x) the Corporation is the surviving corporation and
(y) individuals who served as members of the Board immediately prior to such financing constitute at least three-fourths (3/4) of the members of the Board (rounded up to the nearest whole number) after such financing, shall not be deemed a Sale of the Corporation. A sale (or multiple related sales) of one or more Subsidiaries (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or Securities) which constitutes all or substantially all of the consolidated assets of the Corporation effected by the Corporation with the approval of the Board of Directors of the Corporation shall be deemed a Sale of the Corporation.

                                       -5-

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                "Securities" means "securities" as defined in Section 2(1) of the Securities Act and includes capital stock or other equity interests or any options, warrants or other securities or rights that are directly or indirectly convertible into or exercisable or exchangeable for, capital stock or other equity interests.

                "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal law then in force.

                "Series A Preferred Liquidation Preference" has the meaning ascribed to it in Article IV(B)(1).

                "Subsidiary" shall mean, at any time, with respect to any Person (the "Subject Person"), any Person of which either (x) more than 50% of the shares of stock or other interests entitled to vote in the election of directors or comparable Persons performing similar functions (excluding shares or other interests entitled to vote only upon the failure to pay dividends thereon or other contingencies) or (y) more than a 50% interest in the profits or capital of such Person, are at the time owned or controlled directly or indirectly by the Subject Person or through one or more Subsidiaries of the Subject Person or by the Subject Person and one or more Subsidiaries of the Subject Person.

                "Trading Day" means any day in which the principal stock exchange (including Nasdaq) upon which the Common Stock is traded is open for business.

                "VWAP" means, as of any Trading Day, the volume weighted average price on such Trading Day for a share of Common Stock:

                (i) on all domestic national securities exchanges on which the Common Stock may be listed if such exchanges are the primary securities markets for the Common Stock;

                (ii) if there have been no sales on any such domestic national securities exchange on such Trading Day, on the immediately preceding Trading Day on all such exchanges, if such exchanges are the primary securities markets for the Common Stock;

                (iii) if on such Trading Day the Common Stock is not listed on any such domestic national securities exchange, on the Nasdaq National Market or the Nasdaq Small-Cap Market, as applicable;

                (iv) if there have been no sales on the Nasdaq National Market or the Nasdaq Small-Cap Market, as the case may be, on such Trading Day, then on the immediately preceding Trading Day quoted on the Nasdaq National Market or the Nasdaq Small-Cap Market, as the case may be; or

                (v) if on such Trading Day the Common Stock is not quoted on the Nasdaq National Market or Nasdaq Small-Cap Market, then, as applicable (A) the domestic OTC Bulletin Board Market and its successor the Bulletin Board Exchange, which trades are reported through systems maintained by the National Association of Securities Dealers, Inc. or (B) the domestic over-the-counter "pink sheet" market, which trades are reported by the National Quotation Bureau, Incorporated, or any similar successor organization;

provided, however, that for purposes of calculating the VWAP for any period of two or more consecutive Trading Days (including in connection with preparing the Calculation Certificate and determining the Fair Market Value Per Share), if the VWAP for any of such Trading Days is determined pursuant to clause (ii) or (iv) above and the immediately preceding Trading Day has already been considered pursuant to clause (i) or (iii) above, then the VWAP for such immediately preceding Trading Day shall be determined by substituting the day next preceding such immediately preceding Trading Day that has yet to be considered.

                For the purposes of (1) any determination of the "Fair Market Value Per Share" of any share of Common Stock and the calculations pursuant to clauses (a) and (c) of Article V(B)(1), on or for any day after the "ex" date or any similar date for any dividend or distribution paid or to be paid with respect to the Common Stock, any VWAP of the Common Stock on a day prior to such "ex" date or similar date shall be appropriately reduced by the fair market value of the per share amount of such dividend or distribution, as determined by the Board in good faith and on a reasonable, customary and consistent basis, and
(2) any determination of the "Fair Market Value Per Share" of any share of Common Stock and the calculations pursuant to clauses (a) and (c) of Article V(B)(1), on or for any day after (i) the effective day of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of Common Stock or (ii) the "ex" date or any similar date for any dividend or distribution paid or to be paid with respect to the Common Stock in additional shares of Common Stock, any VWAP of a share of Common Stock on a day prior to such effective date or "ex" date or similar date shall be appropriately adjusted by the Board in good faith and on a reasonable, customary and consistent basis to reflect such subdivision, combination, dividend or distribution.

                                   ARTICLE III

                                  VOTING RIGHTS

A.      GENERAL.

        1. In addition to the rights provided by law and contained herein, the holders of Series A Preferred Stock shall be entitled to vote (or render written consents in lieu of a vote) on all matters as to which holders of Common Stock shall be entitled to vote, voting together with the holders of Common Stock and any other capital stock of the Corporation entitled to vote together with the Common Stock, all as a single class; provided, however, that the holders of Series A Preferred Stock shall have no right to vote their shares of Series A Preferred Stock on the election of directors, other than the special right to elect the Preferred Directors in accordance with Article III(A)(3) below.

        2. Subject to Article III(A)(1), each holder of Series A Preferred Stock shall be entitled to vote in the same manner and with the same effect as the Common Stock. Each holder of Series A Preferred Stock shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series A Preferred Stock could then be converted, pursuant to the provisions of Article V, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

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        3.      Board Representation.

                (a) So long as at least 37.5% of the total number of shares of Series A Preferred Stock issued on the Original Issuance Date remain outstanding (as equitably adjusted to account for any stock split, stock dividend, reorganization, recapitalization, subdivision or recombination), the holders of Series A Preferred Stock shall have the exclusive and special right, voting together as a single class, but separately from all other classes of capital stock, to (i) elect two directors to the Board (collectively the "Preferred Directors"), (ii) remove from the Board any Preferred Director, and
(iii) elect each successor to any such Preferred Director removed in accordance herewith or who otherwise vacates such office. For so long as less than 37.5% but at least 18.75% of the total number of shares of Series A Preferred Stock issued on the Original Issuance Date remain outstanding (in each case, as equitably adjusted to account for any stock split, stock dividend, reorganization, recapitalization, subdivision or recombination), the holders of Series A Preferred Stock shall have the exclusive and special right, voting together as a single class, but separately from all other classes of capital stock, to (i) elect one Preferred Director, (ii) remove from the Board the Preferred Director, and (iii) elect each successor to the Preferred Director removed in accordance herewith or who otherwise vacates such office. Notwithstanding anything to the contrary contained in this Article III(A)(3)(a), in the event that JPMP Global or BBI (each as defined in the Investor Rights Agreement) is not entitled to designate a JPMP Director or a BBI Director (each as defined in the Investor Rights Agreement), as applicable, pursuant to Section 2.1(b) of the Investor Rights Agreement, the Board shall, upon the expiration of the term of the JPMP Director or BBI Director, as applicable, and for all times thereafter be entitled to (x) fill the vacancy created thereby in accordance with the By-laws, or (y) reduce the number of directors constituting the Board by eliminating the seat previously reserved for the JPMP Director or BBI Director, as the case may be.

                (b) The right of the holders of Series A Preferred Stock to elect directors may be exercised at the special meeting called pursuant to this
Article III(A)(3)(b), at any annual or other special meeting of stockholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a stockholders meeting. In accordance with the By-laws, a proper officer of the Corporation shall, upon the written request of the Requisite Series A Preferred Holders addressed to any of the president, chief executive officer or the secretary of the Corporation, call a special meeting of the holders of Series A Preferred Stock for the purpose of electing one or more directors pursuant to this Article III(A)(3)(b). Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation, or at such other place designated by the Board pursuant to the By-laws. If such meeting has not been called by a proper officer of the Corporation within two days after personal delivery, by hand or by a nationally recognized overnight courier guaranteeing next Business Day delivery of such written request upon any of the president, chief executive officer or the secretary of the Corporation or within five days (which five day period is intended to be shorter than the time period set forth in Section 2.5 of the By-Laws) after mailing the same to the secretary of the Corporation at its principal office, then the Requisite Series A Preferred Holders may call such meeting at the expense of the Corporation, and such meeting may be called upon the notice required for annual meetings of stockholders and shall be held at the Corporation's principal office, or at such other place designated by the Board pursuant to the By-laws. The holders of Series A Preferred Stock shall be given access to the stock record books of the

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Corporation consistent with applicable law for the purpose of causing a meeting of stockholders to be called pursuant to this Article III(A)(3)(b).

                (c) At any meeting or at any adjournment thereof at which the holders of Series A Preferred Stock have the right to elect directors, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Series A Preferred Stock shall be required to constitute a quorum for the election or removal of any Preferred Director. The affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock shall be required to elect or remove any Preferred Director.

                (d) In accordance with the Certificate of Incorporation, one Preferred Director shall be a Class I Director and the other Preferred Director shall be a Class II Director, in each case as determined by the Corporation's Board of Directors when approving the appointment of the Preferred Directors as members of the Corporation's Board of Directors.

B.      RESTRICTIONS AND LIMITATIONS ON CORPORATE ACTION.

        1. For so long as any of the shares of Series A Preferred Stock remain outstanding, without the prior written consent of the Requisite Series A Preferred Holders, the Corporation shall not and shall not permit any of its Subsidiaries to:

                (a) reclassify, cancel or in any manner alter or change the terms, designations, powers, preferences or relative, optional or other special rights, or the qualifications, limitations or restrictions thereof, of the Series A Preferred Stock;

                (b) amend, alter or repeal any of the provisions of (i) this Certificate of Designations, (ii) the Certificate of Incorporation (as amended, restated, amended and restated or modified from time to time) or (iii) the By-laws, if, in any such case, such amendment, alteration or repeal would have an adverse effect on the terms, designations, powers, preferences of the Series A Preferred Stock or the relative, participating, optional or other special rights of the holders of the Series A Preferred Stock in their capacity as such; or

                (c) enter into any agreement or commitment or otherwise become bound or obligated to do or perform any of the foregoing actions.

        2. For so long as at least thirty-three and one-third percent (33 1/3%) of the total number of shares of Series A Preferred Stock issued on the Original Issuance Date remain outstanding (as equitably adjusted to account for any stock split, stock dividend, reorganization, recapitalization, subdivision or recombination), without the prior written consent of the Requisite Series A Preferred Holders, the Corporation shall not and shall not permit any of its Subsidiaries to:

                (a) in any manner authorize, issue or sell any shares, or decrease the number of authorized shares, of Series A Preferred Stock;

                (b) declare, pay, set aside or reserve amounts for the payment of any dividend (in cash, capital stock, assets or otherwise) or make any other distribution on or with respect to any Common Stock or other capital stock issued by the Corporation (other than the Series A Preferred Stock) or such Subsidiary; or

                (c) enter into any agreement or commitment or otherwise become bound or obligated to do or perform any of the foregoing actions.

        3. For so long as at least thirty-three and one-third percent (33 1/3%) of the total number of shares of Series A Preferred Stock issued on the Original Issuance Date remain outstanding (as equitably adjusted to account for any stock split, stock dividend, reorganization, recapitalization, subdivision or recombination), without the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, the Corporation shall not and shall not permit any of its Subsidiaries to:

                (a) authorize or issue (by amendment of this Certificate of Designations or the Certificate of Incorporation, by merger, or otherwise (except in connection with a Sale of the Corporation pursuant to which the holders of Series A Preferred Stock receive, in accordance with Article IV(B)(1), payment in full of their aggregate Series A Liquidation Preference)) any class or series of capital stock of the Corporation, or reclassify any Securities of the Corporation into shares of any class or series of capital stock of the Corporation (by amendment of this Certificate of Designations or the Certificate of Incorporation, by merger, or otherwise), in any case ranking, either as to payment of dividends, distributions of assets or redemptions (including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of the Corporation or a merger, consolidation or sale of the assets thereof), senior to, or pari passu with, the Series A Preferred Stock;

                (b) permit outstanding Indebtedness at any time to exceed $20,000,000 in the aggregate; or

                (c) enter into any agreement or commitment or otherwise become bound or obligated to do or perform any of the foregoing actions.

                                   ARTICLE IV

                    DIVIDENDS, DISTRIBUTIONS AND LIQUIDATIONS

A.      DIVIDENDS AND DISTRIBUTIONS.

                The holders of the Series A Preferred Stock shall be entitled to receive dividends, when and as declared by the Board out of assets legally available therefor. Whenever the Corporation shall declare or pay any cash dividends on its Common Stock, the holders of Series A Preferred Stock shall be entitled to receive such dividends on a ratable basis based upon the number of shares of Common Stock into which each share of Series A Preferred Stock could then be converted pursuant to Article V.

B.      LIQUIDATION.

        1. In the event of any Liquidation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation legally available for distribution to its stockholders, before any payment shall be made to the holders of any stock ranking on Liquidation junior to the Series A Preferred Stock (with respect to rights on Liquidation, the Series A Preferred Stock shall rank senior to the Common Stock and any other class of capital stock issued by the Corporation), an amount per share equal to the greater of (a) the Original Cost (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Preferred Stock) or
(b) the amount such holder of Series A Preferred Stock would be entitled to receive if such holder had converted such share of Series A Preferred Stock into Common Stock (in accordance with the terms of Article V) immediately prior to such Liquidation (such greater amount being the "Series A Preferred Liquidation Preference"); provided, however, that if such Liquidation is a Sale of the Corporation that is approved by the Board on or before the fourth anniversary of the Original Issuance Date, and the Cash Amount is less than the Outstanding Aggregate Cost, then, as payment in full of the aggregate Series A Liquidation Preference, the holders of Series A Preferred Stock shall receive (x) the Cash Amount and (y) the New Preferred Securities; provided further, however, that the foregoing proviso shall not apply if (1) the aggregate value of the proceeds actually to be received by the holders of Series A Preferred Stock as a result of such Sale of the Corporation is, pursuant to the definitive documentation for such transaction (assuming such transaction closed on the date of such agreement), equal to or greater than two and one-half (2 1/2) times the Original Cost (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Preferred Stock) or (2) the Requisite Series A Holders waive such provision in writing. If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series A Preferred Stock the full amounts to which they respectively shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable with respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. In the event of any Liquidation, after payment shall have been made to the holders of shares of Series A Preferred Stock in the full amount to which they are entitled, the holders of shares of Common Stock shall be entitled to share in all remaining assets of the Corporation available for distribution to its stockholders.

        2. At least 15 days prior notice by mail, postage prepaid, shall be given to the holders of record of shares of Series A Preferred Stock of any liquidation, dissolution or winding up of the affairs of the Corporation (provided that in the event of a liquidation that results from an involuntary proceeding, notice shall be given no later than five days after the Corporation becomes aware of such liquidation), such notice to be addressed to each such holder at the address of such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of the Corporation is located. Such notice shall state the anticipated date fixed for the Liquidation, the Series A Preferred Liquidation Preference, and shall call upon such holder to surrender to the Corporation on said date at the place designated in the notice such holder's certificate or certificates representing their shares of Series A Preferred Stock; provided, however, that failure to so surrender such certificate or certificates shall not affect such holder's rights under this
Article IV(B)(2). If a holder fails to surrender such holder's certificate or certificates, the Corporation shall deposit the aggregate Series A Preferred Liquidation Preference due to such holder in a segregated account for the benefit of such holder, which amount will be delivered to such holder upon his, her or its surrender of such certificate or certificates.

        3. If the Corporation subdivides (by any stock split, stock dividend, recapitalization or otherwise) the Series A Preferred Stock, into a greater number of shares, the Series A Preferred Liquidation Preference of such Series A Preferred Stock will be proportionately reduced, and if the Corporation combines (by reverse stock split or otherwise) the Series A Preferred Stock into a lesser number of shares, the Series A Preferred Liquidation Preference of such Series A Preferred Stock will be proportionately increased.

                                    ARTICLE V

                                   CONVERSION

                The holders of the Series A Preferred Stock shall have the following rights and be subject to the following obligations with respect to the conversion of shares of Series A Preferred Stock into shares of Common Stock:

A.      OPTIONAL CONVERSION.

        1. Conversion at Holder's Election. Subject to and in compliance with the provisions of this Article V, each share of Series A Preferred Stock may, at the option of the holder thereof, be converted at any time and from time to time after the first anniversary of the Original Issuance Date into that number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Original Cost by the Conversion Price (as defined below) in effect at the time of conversion. The "Conversion Price" shall initially be equal to $2.50, subject to adjustment as provided herein.

B.      MANDATORY CONVERSION.

        1. Conversion at the Corporation's Election. At any time from and after the fourth anniversary of the Original Issuance Date, the Corporation may elect to have all (but not less than all) of the then outstanding shares of Series A Preferred Stock converted into Common Stock so long as the following conditions exist as of the date of such conversion (such date, the "Corporation Conversion Date"): (a) the average VWAP of the Common Stock for the 60-consecutive Trading Days immediately preceding the Corporation Conversion Date is equal to or greater than two and one-half (2 1/2) times the then-applicable Conversion Price, (b) the average daily trading volume of the Common Stock for such period is at least 75,000 shares and (c) the VWAP on each of the five Trading Days immediately preceding the Corporation Conversion Date is equal to or greater than two and one-half (2 1/2) times the then-applicable Conversion Price. In the event of such election by the Corporation and delivery of notice of such election to the holders of the Series A Preferred Stock, each outstanding share of Series A Preferred Stock shall be converted into that number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Original Cost by the Conversion Price in effect at the time the conversion becomes effective. Prior to converting the outstanding shares of Series A Preferred Stock into shares of Common Stock pursuant to this Article V(B)(1), the Corporation shall prepare and deliver, at the expense of the Corporation, to the holders of Series A Preferred Stock, a certificate signed by the president of the Corporation (the "Calculation Certificate") setting forth in detail its calculation (including the basis of such calculation and the source of information used for such calculation) of the items described in clauses (a), (b) and (c) of this Article V(B)(1). The Corporation may convert the outstanding shares of Series A Preferred Stock as of the Corporation Conversion Date, and such conversion shall be binding upon the holders of Series A Preferred Stock, unless the Requisite Series A Preferred Holders notify the Corporation by 5 p.m. (Pacific Time) on the Business Day immediately following receipt of the Calculation Certificate that they object to any of the calculations of the items described in clause
(a), (b) or (c) above, or the basis for such calculation. If the Corporation receives such an objection notice from the Requisite Series A Preferred Holders, the Corporation and the Requisite Series A Preferred Holders shall attempt in good faith to agree upon the calculations set forth in the Calculation Certificate; provided, however, that if no resolution is reached within ten (10) Business Days after the Corporation's receipt of such objection notice, the Corporation shall engage a nationally recognized investment bank (which investment bank shall not be otherwise engaged by the Corporation and shall be reasonably acceptable to the Requisite Series A Preferred Holders) experienced in the valuation of business securities to determine the calculation of the items set forth in clauses (a), (b) and (c) of this Article V(B)(1), and the written determination of such investment bank shall be deemed to be a final determination of such calculations and shall confirm or deny, as the case may, the Corporation's election to convert the Series A Preferred Stock under this
Article V(B)(1). The fees and expenses of an investment bank engaged pursuant to this provision shall be borne by the Corporation.

        2. Conversion upon Election of Holders of Series A Preferred Stock. At any time from and after the first anniversary of the Original Issuance Date, upon the election of the Requisite Series A Preferred Holders to convert all outstanding shares of Series A Preferred Stock into Common Stock and delivery of notice of such election to the Corporation, all outstanding shares of Series A Preferred Stock shall, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, be converted automatically into that number of fully paid, non-assessable shares of Common Stock as is determined by dividing the Original Cost by the Conversion Price then in effect.

        3. Surrender of Certificates Upon Conversion. Upon receipt by the holders of the Series A Preferred Stock of a notice from the Corporation or the Requisite Series A Preferred Holders that a conversion election has been made pursuant to Article V(B)(1) or V(B)(2) above, the holders of the Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock so surrendered were convertible on the date on which the conversion became effective. The Corporation will pay cash in lieu of fractional shares pursuant to Article V(B)(7) below. The Corporation shall not be obligated to issue such certificates unless certificates evidencing such shares of Series A

Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen, destroyed or mutilated and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

        4.      Anti-Dilution Adjustments.

                (a) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up (or if no record date is set, the date such stock dividend, subdivision of stock split is consummated), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                (b) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                (c) In the event of (i) any capital reorganization of the Corporation, (ii) any reclassification of the stock of the Corporation (other than a change in par value or from no par value to par value or from par value to no par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or (iii) any consolidation or merger of the Corporation, then, to the extent that such event set forth in clause (i), (ii) or (iii) of this Article V(B)(4)(c) is not deemed a Liquidation, each share of Series A Preferred Stock shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Series A Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

                (d) All calculations under this paragraph shall be made to the nearest one hundredth (1/100th) of a cent.

                (e) In any case in which the provisions of this Article V(B)(4) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (B) paying to such holder any amount in cash in lieu of a fractional share of capital stock; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares and such cash.

                (f) If the Corporation shall propose to take any action of the types described in clauses (a), (b) or (c) of this Article V(B)(4), the Corporation shall give notice to each holder of shares of Series A Preferred Stock, in the manner set forth in Article V(B)(5) below, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 10 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                (g) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of Securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Article V(B)(4) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment.

                (h) In the event the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to all record holders of two percent (2%) or more of any class of Common Stock (the "Purchase Rights"), then each holder of Series A Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate number or amount of such stock, warrants, securities or other property which such holder could have acquired if such holder had held the Common Stock acquirable upon complete conversion of the Series A Preferred Stock held by such holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of the grant, issue or sale of such Purchase Rights.

                (i) In the event the Corporation grants, issues or sells, or agrees to grant, issue or sell, any preferred stock or options, convertible securities or other rights to purchase preferred stock (the "Offered Securities"), then each holder of Series A Preferred Stock shall be entitled to acquire, upon the terms applicable to such Offered Securities, up to that number of such Offered Securities necessary to maintain such holder's percentage ownership of the Corporation. The rights of each holder of Series A Preferred Stock to acquire the Offered Securities pursuant to this Article V(B)(4)(i) are assignable to any affiliate of such holder of Series A Preferred Stock.

                (j) Prior to making any offer to purchase, redeem or acquire any shares of its capital stock from any holder thereof, the Corporation shall first offer to purchase, redeem or acquire from the holders of Series A Preferred Stock (to the extent of the consideration intended to be paid with respect to such offer) all or any part of the outstanding shares of Series A Preferred Stock, at the option of such holders, at the Fair Market Value Per Share, which payments, if any, shall be made pro rata among the holders of Series A Preferred Stock based upon the number of shares owned by each such holder. Notwithstanding anything to the contrary contained herein, this Article V(B)(4)(j) shall not apply with respect to purchases made pursuant to any of the Corporation's stock option or equity incentive plans that have been approved by the Board.

        5. Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of a Conversion Price, the Corporation at its expense will send, by first class certified mail, return receipt requested and postage prepaid or by confirmed facsimile, to each holder of Series A Preferred Stock so affected at such holder's address appearing on the Corporation's records a certificate prepared by the Treasurer or Chief Financial Officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of Article V(B)(4)(f) above.

        6. Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. The holder of Series A Preferred Stock may make any such notice of conversion, whether such conversion is in connection with a Sale of the Corporation or otherwise, conditional upon the happening of any event or the passage of such time as is specified by such holder of Series A Preferred Stock in such conversion notice, and may rescind any notice of conversion prior to the effective time thereof specified in any such notice. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The later of (i) the date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series A Preferred Stock being converted, and (ii) the effective date provided for in such notice shall be the "Conversion Date." As promptly as practicable (but in no event more than 10 Business Days) after the Conversion Date, the Corporation shall issue and deliver to the holder of the shares of Series A Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Article V(B)(6) (which shall contain such legends as were set forth on the surrender certificate or certificates), and cash, as provided in
Article V(B)(7) in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effective immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. Upon issuance of shares in accordance with this Article V(B)(6) such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof and free from all taxes, Liens or charges with respect thereto due to any action of, or omission by, the Corporation. The Corporation shall take all such actions as may be necessary to assure that all such shares may be so issued without violation of any applicable law or any requirements of any domestic securities exchange upon which such shares may be listed (except for official notice of issuance which will be immediately transmitted by the Corporation upon issuance). The Corporation shall not close its books against the transfer of shares in any manner which would interfere with the timely conversion of any shares. The issuance of certificates for shares of any class of capital stock (upon conversion of shares of any other class of capital stock or otherwise) shall be made without charge to the holders of such shares for any issuance tax in respect thereof imposed by the government of the United States or any political subdivision thereof or other cost incurred by the Corporation in connection with such conversion and/or the issuance of such shares; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares converted. In the event the holder of shares of Series A Preferred Stock converted hereunder, in connection with the conversion of such shares, shall be required to file a notification pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, the Corporation and the holder shall take all actions necessary to comply with such notification requirement and the conversion hereunder of such shares, or the accrued and unpaid dividends on such shares, shall become effective upon the expiration of the applicable waiting period.

        7. Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series A Preferred Stock, the Corporation shall pay to the holder of the shares of Series A Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the product of (i) the Fair Market Value Per Share of the Common Stock as of the close of business on the Conversion Date and (ii) such fractional interest. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Series A Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series A Preferred Stock being converted.

        8. Partial Conversion. In the event some but not all of the shares of Series A Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock which were not converted (which shall contain such legends as were set forth on the surrendered certificate or certificates).

        9. Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscription or purchase rights for Series A Preferred Stock), and if at any time the number of authorized but unissued shares of Common

Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Series A Preferred Stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. In the event that the Corporation does not have a sufficient number of shares of Common Stock authorized and reserved to effect the conversion of any shares of Series A Preferred Stock requested by a holder thereof pursuant to Article V(A)(1) or by the Requisite Series A Preferred Holders pursuant to Article V(B)(2), then, at the election of such holder or holders of Series A Preferred Stock, the Corporation shall purchase from such holder or holders, at the Fair Market Value Per Share, all or any portion of the number of shares of Common Stock that would have been issuable upon conversion of the Series A Preferred Stock that are unable to be so converted.

        10. Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of each class of its capital stock. Upon the surrender of any certificate representing shares of any class of capital stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will represent such number of shares of such series as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. Subject to any other restrictions on transfer to which such holder or such shares may be bound, the Corporation will also register such new certificate in such name as requested by the holder of the surrendered certificate.

        11. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of capital stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided, however, that if the holder is a financial institution or other institutional investor, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such number of shares of such series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

        12. Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

        13. Stock Splits, Stock Dividends, Etc. The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of any class of capital stock unless all such subdivisions and combinations shall be payable to the holder of shares of any class of capital stock of the Corporation only in shares of such class.

        The foregoing Certificate of Designations of Series A Preferred Stock has been duly adopted by the Corporation's Board of Directors in accordance with the applicable provisions of Section 151 of the General Corporation Law of the State of Delaware.

        Executed at Bothell, Washington on [_________], 2003


                                      ------------------------------------------
                                      Clay B. Siegall
                                      President and Chief Executive Officer


                                      ------------------------------------------
                                      Eric L. Dobmeier
                                      Secretary